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Exhibit 10.1.4

[Golf Trust Letterhead]

November 8, 2007

The Blair Group, LLC
Charleston, South Carolina
Attention: W. Bradley Blair, II

        Re: Consulting Agreement

Dear Brad:

        This letter is intended to constitute the consulting agreement (the "Consulting Agreement") between The Blair Group, LLC (the "Firm") and Golf Trust of America, Inc. ("GTA").

        1.     Consultant's Duties.    GTA hereby engages the Firm to provide W. Bradley Blair II as a consultant and general advisor to GTA (the "Consultant"), and the Firm hereby accepts such engagement, upon the terms and subject to the conditions of this Consulting Agreement. During the Term (as defined below), Consultant shall be reasonably available upon request to provide assistance and advice with respect to the following matters (the "Consulting Services"): post-closing matters related to the sale of the Innisbrook Resort; strategic considerations in the sale of GTA's properties known as Stonehenge; litigation support; and general consultation with senior management of GTA. Requests for, and coordination of, Consulting Services will be made by the Chief Executive Officer of GTA (the "CEO"). During the Term, Consultant is entitled to work for other companies or persons subject to the limitations of this Consulting Agreement, but the Firm agrees that the Consultant will be able to perform the above described Consulting Services and that the Firm may not substitute any other person to provide the Consulting Services.

        2.     Compensation.    As compensation for Consulting Services during the Term, GTA agrees to pay the Firm an hourly fee at the rate of $400 per hour the ("Fees"). In addition, GTA agrees to reimburse the Firm for reasonable expenses incurred by the Consultant in conjunction with the provision of Consulting Services. GTA agrees to pay the Fees and reimbursable expenses within 15 days after receiving an invoice, in reasonable detail, from the Firm.

        3.     GTA Assistance.    In connection with the provision of Consulting Services by the Firm in accordance with the procedures set forth in paragraph 1 above, GTA will provide the Consultant with the following during the Term: (i) parking at the corporate offices of GTA or reasonable reimbursement for the same; (ii) continued use of the Consultant's GTA-provided Blackberry, access to GTA's business records and access to GTA's network server for offsite performance of the Consulting Services; (iii) reasonable work space and use of office equipment and resources at GTA's corporate office for use in the provision of the Consulting Services; and (iv) access to administrative support at GTA's corporate office.

        4.     Authority.    The Consultant agrees that he will not represent himself as an officer, principal or employee of GTA. The Consultant also agrees that he will not exceed the specific authority granted under this Consulting Agreement or cause anyone to believe that he has any authority to represent or bind GTA to any matter beyond the scope of the described Consulting Services.

        5.     Independent Contractor.    Both the Firm and GTA agree that this Consulting Agreement will not create any employment, partnership or joint venture relationship between GTA and the Firm or the Consultant. The Firm and the Consultant each agrees to conduct itself at all times as an independent contractor, and the Firm agrees to pay any wages, taxes, insurance or other obligations, including obligations for any persons retained to perform the Consulting Services. Also, nothing under this Consulting Agreement shall create any joint or shared employment relationship between the parties.

The Firm will be solely responsible for payment of any taxes or other amounts resulting from compensation for the Consulting Services

        6.     Confidentiality.    It is stipulated and agreed that the Firm and the Consultant have knowledge of, and may become aware of additional, confidential and privileged information relating to GTA's business, including but not limited to business strategies, details of contracts and correspondence, budget and financial information, selective personnel matters and other confidential material regarded by GTA as proprietary and confidential (the "Confidential Information"); provided, that any such information that becomes available to the public through means other than disclosure by the Firm or the Consultant will not be deemed Confidential Information. The Firm and the Consultant agree that the Confidential Information belongs to and is a key part of the assets and goodwill of GTA, and that the unauthorized use or disclosure of the Confidential Information would seriously damage GTA in its business. The Firm and the Consultant agree that during the Term and thereafter, each of them will not directly or indirectly use, reveal, or allow to be revealed any Confidential Information except as expressly authorized by GTA or as required by law. Upon the termination of this Consulting Agreement, the Firm and the Consultant agree to return any Confidential Information in their possession to GTA.

        7.     Term and Termination.    This Consulting Agreement shall commence on November 8, 2007 and shall continue through June 8, 2008 (the "Term"). GTA may terminate this Consulting Agreement, upon 30 days notice, if such termination is based upon any material breach of this Consulting Agreement by the Firm or the Consultant. The Firm may terminate this Consulting Agreement upon 30 days notice. If this Consulting Agreement is terminated pursuant to this paragraph 7, GTA will continue to make the payments provided for in paragraph 2 through the date of termination.

        8.     Indemnity.    GTA hereby agrees to indemnify and hold harmless the Firm and the Consultant and any of their respective affiliates (the "Indemnified Persons") from and against all claims, liabilities, losses, damages and expenses (including reasonable legal fees and disbursements of counsel) (collectively, the "Losses") in connection with, relating to or arising out of the Consulting Services; provided, that GTA shall not be required to provide such indemnification to the extent that any such Losses are finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or bad faith of the Firm or the Consultant.

        9.     Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered by a private delivery service such as Federal Express or (iii) placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):

To GTA:	Golf Trust of America, Inc. 10 North Adger's Wharf Charleston, SC 29401 Attn: President
To the Firm:	The Blair Group LLC At the address currently on record with GTA

The address of both GTA and the Firm may be changed from time to time by either party serving notice upon the other.

        10.   Non-Waiver.    No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Consulting Agreement.

        11.   Entire Agreement.    This Consulting Agreement contains the entire understanding and agreement between the parties with respect to the matters set forth herein, supersedes any other agreements between the parties hereto concerning the subject matter hereof, and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing, executed by all parties hereto.

        12.   Controlling Law.    This Consulting Agreement and all questions relating to its validity, interpretation, performance or enforcement, shall be governed by and construed in accordance with the laws of the State of South Carolina, notwithstanding any South Carolina or other conflict-of-interest provisions to the contrary. All judicial proceedings in connection with this Consulting Agreement will be brought in any federal or state court of competent jurisdiction in Charleston County, South Carolina, and each party hereby accepts the exclusive jurisdiction and venue of such courts.

        13.   Successors.    This Consulting Agreement is binding on the parties hereto, and their respective heirs, representatives, successors and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

        14.   Counterparts.    This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        15.   Severability.    Except as equity may require, should any provision of this Consulting Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Consulting Agreement or any part thereof, and the invalidity or unenforceability of any provision of this Consulting Agreement shall not have any effect on or impair the obligation of the GTA, the Firm or the Consultant.

Sincerely,
Golf Trust of America, Inc.
/s/ MICHAEL PEARCE By: Michael Pearce Title: Chief Executive Officer
Acknowledged and Agreed:
The Blair Group LLC
/s/ W. BRADLEY BLAIR, II By: W. Bradley Blair, II Title: Manager Date: 11-8-07

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  Exhibit 10.1.4
[Golf Trust Letterhead]
November 8, 2007